Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS SECOND QUARTER

2013 RESULTS OF OPERATIONS

Bensenville, Ill.—August 7, 2013—Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, semiconductor, and optical industries, today reported financial results for its second quarter ended June 30, 2013.

The Company reported second quarter revenue of $10.6 million as compared with $8.3 million in the prior quarter. Revenue was higher sequentially due to the stronger demand for two- and four-inch core products driven by the strengthening LED market. Raja Parvez, President and CEO of Rubicon Technology, commented, “We saw stronger demand for two- and four-inch core from the LED market in the second quarter. Orders were up significantly and pricing for these products increased by approximately 10 percent. This is the first time in two years that sapphire pricing has increased.” Changes in market pricing are usually reflected in the Company’s financial results in the following quarter due to the lead time on customer orders, therefore, changes in market pricing in the second quarter will be reflected in third quarter financial performance. The Company reported that demand for two- and four-inch core remains robust and that pricing has continued to rise in the third quarter.

Overall demand from the LED market has been improving, driven by increasing adoption of LEDs for general lighting applications. The Company expects LED demand to continue to strengthen given the momentum in the LED general lighting segment. Also, non-LED applications for mobile devices such as camera lens covers, portions of the face plate to allow for biometrics like fingerprint recognition and smart watches have the potential to add considerable demand for sapphire next year.

Much of the pressure on the Company’s earnings is coming from a lull in six-inch wafer orders and idle plant costs due to low utilization of the Company’s manufacturing facilities. Mr. Parvez commented, “We expect improvement in six-inch wafer orders later this year, and we are on schedule to begin offering four-inch and six-inch pattered sapphire substrates (“PSS”) by the end of the year. The PSS product will allow us to capture more revenue and margin on the same surface area of sapphire. It could also help facilitate six-inch adoption among chip manufacturers as there will be one less process to scale up before migrating to a larger platform.”

William Weissman, CFO of Rubicon Technology, said, “Idle plant costs in the second quarter totaled $3.7 million, which is a significant portion of our gross loss. Based on the large core volumes we are currently shipping, we expect our boule inventory levels to decrease quickly and anticipate re-engaging idle crystal growth capacity early next year. Utilization of our polishing operations will improve with the strengthening of six-inch wafer orders and the start of patterned substrate production.”

The company reported that cash and investments increased by $5 million in the second quarter to $41 million due to the decrease of inventory and strong accounts receivable collections.

The Company reported a net loss of $(0.26) per share in the second quarter as compared with a net loss of $(0.15) in the prior quarter. Disposal of equipment and a slightly lower tax benefit rate also contributed to the larger loss per share.

Third Quarter 2013 Guidance

Commenting on the outlook for the third quarter of 2013, Mr. Weissman said, “We believe the LED market will continue to strengthen and we expect pricing for two- and four-inch cores to be higher in the third quarter. We believe it will take another quarter or two to see a meaningful improvement in six-inch wafer orders and there will likely be additional price pressure on that product in the near-term. As a result, we expect the third quarter revenue to be similar to the second quarter. Idle plant costs will remain high in the third quarter but we should see some improvement in profitability with pricing increases for two- and four-inch cores and product cost reductions, offset partially by lower six-inch wafer volumes and pricing. As a result, we expect a loss per share between $(0.20) and $(0.24) based on 22.5 million shares outstanding and a 45 percent tax benefit.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on August 7, 2013 to review the second quarter 2013 results and the third quarter 2013 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon's website at http://ir.rubicontechnology.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 9:00 a.m. Eastern time on August 15, 2013, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10031763. The webcast will be archived on the Company's website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is the world leader in larger diameter sapphire products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of 2013, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company's most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company's forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)
Assets
Cash and cash equivalents	$22,779	$21,774
Restricted cash	166	166
Short-term investments	17,940	29,928
Accounts receivable	3,103	9,316
Inventories	43,755	38,813
Other current assets	14,124	17,574
Deferred tax assets	4,752	3,078

Total current assets	106,619	120,649
Property and equipment, net	116,340	121,404
Investments	—	2,000
Other assets	891	1,550

Total assets	$223,850	$245,603

Liabilities and Stockholders' Equity
Accounts payable	$2,807	$7,041
Accrued and other current liabilities	1,638	3,762

Total current liabilities	4,445	10,803
Deferred tax liability	2,998	10,218

Total liabilities	7,443	21,021
Stockholders' equity	216,407	224,582

Total liabilities and stockholders’ equity	$223,850	$245,603

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenue	$10,555	$17,003	$18,862	$27,210
Cost of goods sold	16,972	16,992	28,654	30,607

Gross (loss) profit	(6,417)	11	(9,792)	(3,397)
General and administrative expenses	2,215	2,044	4,405	4,350
Sales and marketing expenses	414	473	763	929
Research and development expenses	495	597	877	1,073
Loss (gain) on disposal of assets	427	(5)	427	(5)

Total operating expenses	3,551	3,109	6,472	6,347

Loss from operations	(9,968)	(3,098)	(16,264)	(9,744)
Other income (expense):
Interest income and other, net	(205)	(288)	(327)	87

Loss before income taxes	(10,173)	(3,386)	(16,591)	(9,657)
Income tax benefit	4,279	2,074	7,321	4,978

Net loss	$(5,894)	$(1,312)	$(9,270)	$(4,679)

Net loss per common share:
Basic	$(0.26)	$(0.06)	$(0.41)	$(0.21)
Diluted	$(0.26)	$(0.06)	$(0.41)	$(0.21)
Weighted average common shares outstanding used in computing net income per common share:
Basic	22,560,603	22,518,364	22,555,490	22,516,451
Diluted	22,560,603	22,518,364	22,555,490	22,516,451

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities
Net loss	$(5,894)	$(1,312)	$(9,270)	$(4,679)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	3,112	2,952	6,222	5,893
Other	769	489	1,175	983
Deferred taxes	(4,280)	(2,109)	(7,328)	(4,903)
Changes in operating assets and liabilities
Accounts receivable	6,427	2,976	9,566	23,328
Inventories	5,609	(6,547)	3,356	(15,978)
Other assets	1,970	(273)	4,511	4,357
Accounts payable	524	896	(6,085)	(5,835)
Accrued expenses and other current liabilities	(902)	1,185	(1,778)	(15)

Net cash provided by (used in) operating activities	7,335	(1,743)	369	3,151

Cash flows from investing activities
Purchases of property and equipment, net of loss (proceeds) from disposal of assets	(2,947)	(1,791)	(3,139)	(6,361)
Proceeds from sales of investments, net purchases of investments	(3,401)	10,470	5,613	20,642

Net cash (used in) provided by investing activities	(6,348)	8,679	2,474	14,281

Cash flows from financing activities
Other financing activities	30	(20)	32	27

Net cash provided by (used in) financing activities	30	(20)	32	27

Net effect of currency translation	256	287	331	25
Net increase in cash and cash equivalents	1,273	7,203	3,206	17,484
Cash and cash equivalents, beginning of period	21,506	14,571	19,573	4,290

Cash and cash equivalents, end of period	$22,779	$21,774	$22,779	$21,774